John Hancock Global Fund
N-SAR Exhibit per:   Item 77(c) Matters submitted to a vote of
security holders

SHAREHOLDER MEETING

On December 1, 1999, a special meeting of John Hancock Global Fund was held. The shareholders approved the proposal to approve a new sub-investment management contract between John Hancock Advisers, Inc. and Indocam International Investment Services.

6,924,019 shares were voted by proxy in favor of the motion to approve the new sub-investment management contract, with 215,366 shares voted against the motion and 622,906 that abstained.

Shareholders also approved the proposals to amend the Fund's investment restrictions as follows:


				 For Approval 	   Against          Abstained
							  Approval

To amend and         5,631,542.281   328,233.299
634,737.328
reclassify the
fund's investment
restriction on
margin and short
sales.

To amend the        5,530,372.566     421,183.083
642,957.259
fund's investment
restriction on
borrowing money.

To amend the       5,620,353.457     309,001.728
665,157.723
fund's investment
restriction on
underwriting
securities.

To amend the fund's 5,640,166.456     284,015.513
670,330.939
investment restriction
on issuing senior
securities.



To eliminate the    5,574,245.722     329,401.491
690,865.695
fund's investment
restriction on
warrants.

To amend and       5,662,510.774     280,896.092
651,106.042
reclassify the
fund's investment
restriction on
diversification
with respect
to investments
in any one issuer.

To amend the fund's 5,575,382.465     388,411.319
630,719.124
investment restriction
on purchasing real
estate.

To amend the fund's 5,578,974.055     370,157.225
645,381.628
investment restriction
on purchasing
commodities.



To amend the fund's 5,509,150.295     423,891.577
661,471.036
investment restriction
on making loans.

To amend the fund's 5,618,201.125     335,061.746
641,250.037
investment restriction
on concentration
with respect to
investments in
any one industry.